Exhibit 99.1

NEWS RELEASE

ABRAXIS BIOSCIENCE INTERNATIONAL HOLDING COMPANY

ACQUIRES PROMETIC SHARES

LOS ANGELES, Calif., USA — September 5, 2008 — Abraxis BioScience International Holding Company, Inc. (“Abraxis”), announced today it has acquired ownership of 15,677,021 common shares of ProMetic Life Sciences Inc. (“ProMetic”) at a price of $0.47 CDN per share (the “First Tranche”) and, at Abraxis’ option, may, upon fulfillment of certain requirements, acquire up to 55,989,360 additional common shares of ProMetic at a price of $0.47 CDN per share for a period of 42 months following the closing of the First Tranche (the “Second Tranche”).

Prior to the acquisition, Abraxis had no ownership of or control over common shares of ProMetic.

Following the acquisition of the First Tranche, Abraxis holds 4% of the current outstanding common shares of ProMetic. Assuming the exercise of all rights to acquire additional common shares pursuant to the Second Tranche, Abraxis would hold 19% of the outstanding common shares of ProMetic.

The acquisition by Abraxis of the First Tranche was made, and the acquisition by Abraxis of the Second Tranche would be made, for investment purposes. Abraxis may increase or reduce its investment in ProMetic according to market conditions or other relevant factors.

Further information is included in the early warning report which will be filed by Abraxis and which will be available under ProMetic’s profile on the SEDAR website at www.sedar.com or may be obtained through the contact below.

# # #

Contacts:

Investors and Media Inquiries:

Daniel Saks

Vice President,

Investor Relations and Corporate Communications

310.405.7417